FOR MORE INFORMATION: Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Profits
for Third Quarter and First Nine Months of Fiscal 2007

WEST LAFAYETTE, Ind., August 9, 2007 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its third fiscal quarter and nine months ended June 30, 2007.

Revenue for the third fiscal quarter of 2007 increased 26% to $12.6 million compared to $10.0 million for the comparable quarter of the prior year. Net income for the third fiscal quarter of 2007 was $449,000, or $0.09 per share (basic and diluted), versus a net loss of $(1,756,000), or $(0.36) per share (basic and diluted), for the comparable quarter of 2006. The Company's 2007 revenue increase was the result of a $2.7 million or a 34% increase in service revenues, led by improvements in toxicology and clinical research operations. The Company's clinical research unit in Baltimore is in the midst of a rebuilding program after experiencing significant losses in prior years.

Cost of revenue for the third fiscal quarter was $8.5 million, or 67% of revenue, compared to $7.5 million, or 75% of revenue, in the same period last year. The resulting $1.0 million margin improvement was the result of higher utilization of the Company’s services capacity, especially in the Baltimore clinic where costs are relatively fixed.

Operating expenses were $3.0 million for the current quarter, a decrease of $1.9 million from the third quarter of fiscal 2006. Included in the prior year’s expenses were $1.3 million in write-downs of asset values at the Company's Baltimore clinic. The remainder of the decrease is primarily the result of headcount reductions initiated at the beginning of the current fiscal year.

Revenue for the nine months ended June 30, 2007 increased 8% to $34.8 million, compared to $32.3 million for the comparable period of the prior year. Net income for the first nine months of fiscal 2007 was $1,129,000, or $0.23 per share (basic and diluted), versus a net loss of $(1,934,000), or $(0.40) per share (basic and diluted), for the first nine months of fiscal 2006. The higher revenue was the result of a 10% increase in service revenues and unchanged product revenues compared to the same period of 2006.

Cost of revenue for the current nine months was $24.1 million, or 69% of revenue, compared to $21.7 million, or 67% of revenue, in the same period last year. The current year increase was the result of new services commercialized in fiscal 2007.

Operating expenses decreased $4.4 million to $8.4 million for the current nine months from $12.8 million in the same period of 2006.  The decrease resulted from the same factors cited above for the current quarter.

Richard M. Shepperd, President and CEO said, “Our third fiscal quarter and nine months ended June 30, 2007 were encouraging. We have continued the momentum of our first two quarters, with the goal of building a consistently profitable operation. BASi people throughout the organization are contributing

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enthusiastically to operations improvement. We are in the midst of a multi-functional effort that is building our Baltimore clinic into a solid contributor. We have monitored and controlled cash flow to the extent that we believe we will be able to retire a significant amount of debt maturing in the coming year without extensive additional borrowings. As we enter the fourth quarter, we are determined to deliver in the current year, and to enter our next fiscal year on a positive result.”

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements, including statements with respect to potential financial results in the subsequent quarter and possible future debt retirement, that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, the effectiveness of cost containment, revenue growth and cash management efforts and the various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

PLEASE SEE FOLLOWING PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Service revenue	$10,687	$7,956	$28,021	$25,548
Product revenue	1,928	2,082	6,789	6,751
Total revenue	12,615	10,038	34,810	32,299

Cost of service revenue	7,644	6,343	21,229	18,965
Cost of product revenue	853	1,165	2,892	2,725
Total cost of revenue	8,497	7,508	24,121	21,690

Gross profit	4,118	2,530	10,689	10,609

Operating expenses:
Selling	687	625	2,038	2,038
Research and development	212	350	668	989
General and administrative	2,097	3,966	5,596	9,737
(Gain)/loss on sale of property and equipment	(3)	--	80	--
Total operating expenses	2,993	4,941	8,382	12,764

Operating income (loss)	1,125	(2,411)	2,307	(2,155)

Interest and other income	28	2	56	6
Interest expense	(245)	(272)	(717)	(780)

Income (loss) before income taxes	908	(2,681)	1,646	(2,929)

Income taxes (benefit)	459	(925)	517	(995)
Net income (loss)	$449	$(1,756)	$1,129	$(1,934)

Net income (loss) per share:
Basic	$0.09	$(0.36)	$0.23	$(0.40)
Diluted	$0.09	$(0.36)	$0.23	$(0.40)

Weighted common and common equivalent
shares outstanding:
Basic	4,909	4,892	4,908	4,879
Diluted	4,976	4,892	4,952	4,879